Exhibit 99.1

Northwest Pipe Company Announces Fourth Quarter and Full Year 2022 Financial Results

•	Annual net sales of $457.7 million increased 37.3% year-over-year
•	Record annual gross profit of $85.9 million increased 94.0% year-over-year
•	Record annual net income of $3.11 per diluted share; adjusted net income of $3.35 per diluted share
•	Backlog[1] of $274 million; backlog including confirmed orders[2] of $372 million for the Engineered Steel Pressure Pipe segment (“SPP”), a new record
•	Order book[3] of $64 million for the Precast Infrastructure and Engineered Systems segment (“Precast”)

VANCOUVER, Washington—March 15, 2023—Northwest Pipe Company (NASDAQ: NWPX) (the “Company”), a leading manufacturer of water-related infrastructure including engineered steel water pipeline systems; stormwater and wastewater technology products; high-quality precast and reinforced concrete products; pump lift stations; steel casing pipe, bar-wrapped concrete cylinder pipe, and one of the largest offerings of pipeline system joints, fittings, and specialized components, today announced its financial results for the fourth quarter and full year ended December 31, 2022. The Company will broadcast its fourth quarter and full year 2022 earnings conference call on Thursday, March 16, 2023 at 7:00 a.m. PT.

Management Commentary

“After a slow first quarter, our Engineered Steel Pressure Pipe business gained strength throughout 2022 resulting in a record annual revenue of $307.6 million. We ended the year with a record backlog including confirmed orders of $372 million due to the strong bidding that we experienced in the second half of the year which allowed our backlog to continue to improve in terms of both size and margin quality,” said Scott Montross, President and Chief Executive Officer of Northwest Pipe Company. “Precast Infrastructure and Engineered Systems generated a record annual revenue of $150.1 million and a strong gross margin of 27.6%, despite challenges related to the implementation of a new business system at our ParkUSA facilities. Our Precast order book ended 2022 at $64 million in this segment of the business, down 14% from the third quarter of 2022 due to the current uncertainty in the residential housing market and the resulting impact primarily on our Geneva business.”

Mr. Montross continued, “We expect that the first quarter of 2023 will be challenging, similar to what we saw in the first quarter of 2022. Even with the record backlog including confirmed orders in SPP, there are customer driven delays affecting the production timing of near-term projects as well as severe weather events that have led to unscheduled downtime time at various SPP facilities. These weather events have also caused unscheduled downtime in our Precast business, further suppressing the first quarter which is already the seasonally slow time of year. After the anticipated slow first quarter, the SPP business levels are expected to normalize similar to what we experienced in 2022. The Precast segment is likely to be moderately affected by the uncertainty in the residential housing market near term but is still expected to have a solid year.”

1 Northwest Pipe Company defines “backlog” as the balance of remaining performance obligations under signed contracts for Engineered Steel Pressure Pipe products for which revenue is recognized over time.

2 Northwest Pipe Company defines “confirmed orders” as Engineered Steel Pressure Pipe projects for which the Company has been notified that it is the successful bidder, but a binding agreement has not been executed.

3 Northwest Pipe Company defines “order book” as unfulfilled orders outstanding at the measurement date for its Precast Infrastructure and Engineered Systems segment.

Fourth Quarter 2022 Financial Results

Consolidated

•	Net sales increased 4.2% to $106.8 million from $102.5 million in the fourth quarter of 2021.
•	Gross profit increased 61.1% to $21.9 million, or 20.5% of net sales, from $13.6 million, or 13.2% of net sales, in the fourth quarter of 2021.
•	Net income was $8.0 million, or $0.79 per diluted share, compared to $2.3 million, or $0.23 per diluted share, in the fourth quarter of 2021.
•

Adjusted net income was $8.5 million, or $0.85 per diluted share, compared to $6.6 million, or $0.67 per diluted share, in the fourth quarter of 2021. Adjusted net income, which is a non-GAAP financial measure, is reconciled to net income in the table titled “Reconciliation of Non-GAAP Financial Measures” below.

Engineered Steel Pressure Pipe Segment (SPP)

•

SPP net sales increased 0.8% to $72.1 million from $71.6 million in the fourth quarter of 2021 driven by a 28% increase in tons produced resulting from changes in project timing, partially offset by a 21% decrease in selling price per ton due to decreased raw materials costs.

•

SPP gross profit increased 38.2% to $12.0 million, or 16.6% of SPP net sales, from $8.7 million, or 12.1% of SPP net sales, in the fourth quarter of 2021 primarily due to increased production volumes and reduced raw materials costs.

•

SPP backlog was $274 million as of December 31, 2022 compared to $295 million as of September 30, 2022 and $183 million as of December 31, 2021. Backlog including confirmed orders was $372 million as of December 31, 2022 compared to $347 million as of September 30, 2022 and $290 million as of December 31, 2021.

Precast Infrastructure and Engineered Systems Segment (Precast)

•

Precast net sales increased 12.1% to $34.7 million from $31.0 million in the fourth quarter of 2021 primarily due to the Park Environmental Equipment, LLC (“ParkUSA”) operations, which contributed $20.3 million in net sales in the fourth quarter of 2022 compared to $18.0 million in net sales in the fourth quarter of 2021. In addition, net sales at the Company’s pre-existing Precast operations increased 11.3% compared to the fourth quarter of 2021 resulting from a 40% increase in selling prices due to high demand for the Company’s concrete products coupled with increased material costs, partially offset by a 21% decrease in volume shipped due to unscheduled equipment downtime and changes in product mix.

•

Precast gross profit increased 101.4% to $9.9 million, or 28.5% of Precast net sales, from $4.9 million, or 15.9% of Precast net sales, in the fourth quarter of 2021 primarily due to contributions from the ParkUSA operations as well as improved pricing at the Company’s pre-existing Precast operations.

•	Precast order book was $64 million as of December 31, 2022 compared to $74 million as of September 30, 2022 and $51 million as of December 31, 2021.

Full Year 2022 Financial Results

Consolidated

•	Net sales increased 37.3% to $457.7 million in 2022 from $333.3 million in 2021.
•	Gross profit increased 94.0% to $85.9 million, or 18.8% of net sales, in 2022 from $44.3 million, or 13.3% of net sales, in 2021.
•	Net income was $31.1 million, or $3.11 per diluted share, in 2022 compared to $11.5 million, or $1.16 per diluted share, in 2021.
•

Adjusted net income was $33.6 million, or $3.35 per diluted share, in 2022 compared to $16.5 million, or $1.66 per diluted share, in 2021. See the Company’s “Reconciliation of Non-GAAP Financial Measures” in the table below.

Engineered Steel Pressure Pipe Segment (SPP)

•

SPP net sales increased 18.4% to $307.6 million in 2022 from $259.8 million in 2021 driven by a 20% increase in selling price per ton due to increased raw materials costs, partially offset by a 1% decrease in tons produced resulting from changes in project timing.

•

SPP gross profit increased 42.2% to $44.5 million, or 14.5% of SPP net sales, in 2022 from $31.3 million, or 12.0% of SPP net sales, in 2021 due to improved product pricing. SPP gross profit in 2022 was reduced, in part, by a $2.0 million product liability settlement reserve recorded in the first quarter of 2022.

Precast Infrastructure and Engineered Systems Segment (Precast)

•

Precast net sales increased 104.2% to $150.1 million in 2022 from $73.5 million in 2021 primarily due to the ParkUSA operations acquired in October 2021, which contributed $84.7 million and $18.0 million in net sales for 2022 and 2021, respectively. In addition, net sales at the Company’s pre-existing Precast operations increased 17.9% from 2021 due to a 45% increase in selling prices resulting from high demand for the Company’s concrete products coupled with increased material costs, partially offset by an 18% decrease in volume shipped due to unscheduled equipment downtime and changes in product mix.

•

Precast gross profit increased 219.0% to $41.4 million, or 27.6% of Precast net sales, in 2022 from $13.0 million, or 17.7% of Precast net sales, in 2021 due to contributions from the ParkUSA operations, as well as improved pricing at the pre-existing Precast operations. Precast gross profit in 2021 was reduced by $2.3 million of acquisition-related fair value inventory charges.

Liquidity Details

As of December 31, 2022, the Company had $83.7 million of outstanding revolving loan borrowings and additional borrowing capacity of approximately $40 million. The Company expects to have sufficient credit available to support its operations for at least the next twelve months with near-term repayment of outstanding debt remaining a high priority.

Conference Call Details

A conference call and simultaneous webcast to discuss the Company’s fourth quarter 2022 financial results will be held on Thursday, March 16, 2023, at 7:00 a.m. Pacific Time. The call will be broadcast live on the Investor Relations section of the Company’s website at investor.nwpipe.com and will be archived online upon completion of the conference call. For those unable to listen to the live call, a replay will be available approximately three hours after the event and will remain available until Thursday, March 30, 2023, by dialing 1-844-512-2921 in the U.S. or 1-412-317-6671 internationally and entering the replay access code: 13736353.

About Northwest Pipe Company

Founded in 1966, Northwest Pipe Company is a leading manufacturer of water-related infrastructure products. In addition to being the largest manufacturer of engineered steel water pipeline systems in North America, the Company manufactures stormwater and wastewater technology products; high-quality precast and reinforced concrete products; pump lift stations; steel casing pipe; bar-wrapped concrete cylinder pipe; and one of the largest offerings of pipeline system joints, fittings, and specialized components. Strategically positioned to meet growing water and wastewater infrastructure needs, Northwest Pipe Company provides solution-based products for a wide range of markets under the ParkUSA, Geneva Pipe and Precast, Permalok®, and Northwest Pipe Company lines. The Company's diverse team is committed to quality and innovation while demonstrating the Company's core values of accountability, commitment, and teamwork. The Company is headquartered in Vancouver, Washington, and has 13 manufacturing facilities across North America. Please visit www.nwpipe.com for more information.

Forward-Looking Statements

Statements in this press release by Scott Montross are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and Section 21E of the Securities Exchange Act of 1934, as amended, that are based on current expectations, estimates, and projections about the Company’s business, management’s beliefs, and assumptions made by management. These statements are not guarantees of future performance and involve risks and uncertainties that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements as a result of a variety of important factors. While it is impossible to identify all such factors, those that could cause actual results to differ materially from those estimated by the Company include changes in demand and market prices for its products, product mix, bidding activity and order cancelations, timing of customer orders and deliveries, production schedules, price and availability of raw materials, excess or shortage of production capacity, international trade policy and regulations, changes in tariffs and duties imposed on imports and exports and related impacts on the Company, economic uncertainty and associated trends in macroeconomic conditions, including potential recession, inflation, and the state of the housing market, interest rate risk and changes in market interest rates, including the impact on the Company’s customers and related demand for its products, the Company’s ability to identify and complete internal initiatives and/or acquisitions in order to grow its business, the Company’s ability to effectively integrate ParkUSA and other acquisitions into its business and operations and achieve significant administrative and operational cost synergies and accretion to financial results, effects of security breaches, computer viruses, and cybersecurity incidents, impacts of U.S. tax reform legislation on the Company’s results of operations, adequacy of the Company’s insurance coverage, supply chain challenges, labor shortages, ongoing military conflicts in Ukraine and related consequences, operating problems at the Company’s manufacturing operations including fires, explosions, inclement weather, and floods and other natural disasters, material weaknesses in our internal control over financial reporting and our ability to remediate such weaknesses, impacts of pandemics, epidemics, or other public health emergencies, such as coronavirus disease 2019, and other risks discussed in the Company’s Annual Report on Form 10‑K for the year ended December 31, 2021 and from time to time in its other Securities and Exchange Commission filings and reports. Such forward-looking statements speak only as of the date on which they are made, and the Company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release. If the Company does update or correct one or more forward-looking statements, investors and others should not conclude that it will make additional updates or corrections with respect thereto or with respect to other forward-looking statements.

Non-GAAP Financial Measures

The Company is presenting backlog including confirmed orders, adjusted net income, and adjusted diluted net income per share. These non-GAAP financial measures are provided to better enable investors and others to assess the Company’s ongoing operating results and compare them with its competitors. This should be considered a supplement to, and not a substitute for, or superior to, financial measures calculated in accordance with GAAP.

For more information, visit www.nwpipe.com.

Contact:

Aaron Wilkins

Chief Financial Officer

Northwest Pipe Company

investors@nwpipe.com

Or Addo Investor Relations

nwpx@addo.com

###

NORTHWEST PIPE COMPANY AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands, except per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021

Net sales:
Engineered Steel Pressure Pipe	$72,126	$71,579	$307,572	$259,823
Precast Infrastructure and Engineered Systems	34,702	30,968	150,093	73,490
Total net sales	106,828	102,547	457,665	333,313

Cost of sales:
Engineered Steel Pressure Pipe	60,143	62,911	263,099	228,542
Precast Infrastructure and Engineered Systems	24,814	26,058	108,711	60,517
Total cost of sales	84,957	88,969	371,810	289,059

Gross profit:
Engineered Steel Pressure Pipe	11,983	8,668	44,473	31,281
Precast Infrastructure and Engineered Systems	9,888	4,910	41,382	12,973
Total gross profit	21,871	13,578	85,855	44,254

Selling, general, and administrative expense	10,885	10,493	41,034	28,222
Operating income	10,986	3,085	44,821	16,032
Other income	41	68	97	328
Interest expense	(1,175)	(515)	(3,568)	(1,202)
Income before income taxes	9,852	2,638	41,350	15,158
Income tax expense	1,891	367	10,201	3,635
Net income	$7,961	$2,271	$31,149	$11,523

Net income per share:
Basic	$0.80	$0.23	$3.14	$1.17
Diluted	$0.79	$0.23	$3.11	$1.16

Shares used in per share calculations:
Basic	9,927	9,871	9,914	9,854
Diluted	10,061	9,954	10,012	9,928

NORTHWEST PIPE COMPANY AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(In thousands)

	December 31,
	2022	2021
Assets
Current assets:
Cash and cash equivalents	$3,681	$2,997
Trade and other receivables, net	71,563	52,664
Contract assets	121,778	107,170
Inventories	71,029	59,651
Prepaid expenses and other	10,689	5,744
Total current assets	278,740	228,226
Property and equipment, net	133,166	121,266
Operating lease right-of-use assets	93,124	98,507
Goodwill	55,504	53,684
Intangible assets, net	35,264	39,376
Other assets	5,542	6,620
Total assets	$601,340	$547,679

Liabilities and Stockholders’ Equity
Current liabilities:
Current debt	$10,756	$-
Accounts payable	26,968	32,267
Accrued liabilities	30,957	24,498
Contract liabilities	17,456	2,623
Current portion of operating lease liabilities	4,702	4,704
Total current liabilities	90,839	64,092
Borrowings on line of credit	83,696	86,761
Operating lease liabilities	89,472	93,725
Deferred income taxes	11,402	10,984
Other long-term liabilities	7,657	8,734
Total liabilities	283,066	264,296

Stockholders’ equity	318,274	283,383
Total liabilities and stockholders’ equity	$601,340	$547,679

NORTHWEST PIPE COMPANY AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(Unaudited)
(In thousands, except per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021

Net income, as reported	$7,961	$2,271	$31,149	$11,523
Adjustments for non-recurring items:
Acquisition-related transaction costs	-	2,587	59	3,387
Amortization of acquired intangibles (1)	750	879	3,173	879
Acquisition-related fair value inventory charges	-	2,319	-	2,319
Estimated tax impact of non-recurring items	(179)	(1,432)	(793)	(1,630)
Adjusted net income	$8,532	$6,624	$33,588	$16,478

Diluted net income per share, as reported	$0.79	$0.23	$3.11	$1.16

Adjusted diluted net income per share	$0.85	$0.67	$3.35	$1.66

(1)	Amortization of acquired intangibles represents amortization of ParkUSA intangible assets only and is included for comparability purposes between 2022 and 2021.